Chang G. Park, CPA, Ph. D.
t 371 E STREET t CHULA VISTA t CALIFORNIA 91910-2615t
t TELEPHONE (858)722-5953 t FAX (858) 408-2695 t FAX (858) 764-5480
t E-MAIL changgpark@gmail.com t

May 27, 2008

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of May 9, 2008 on the audited consolidated financial statements of PTM Publications Incorporated as of February 28, 2008, in any filings that are necessry now or in the near future with the U.S Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park
____________________
CHANG G. PARK, CPA

Member of the California Society of Certified Public Accountants
Registered with the Public Company Accounting Oversight Board